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                                                                    Exhibit 99.3


                          WESTERN WIRELESS CORPORATION

                      2005 LONG-TERM EQUITY INCENTIVE PLAN
                             STOCK OPTION AGREEMENT

            THIS STOCK OPTION AGREEMENT (the "Option Agreement") is entered into as of , by and between WESTERN WIRELESS CORPORATION, a Washington corporation (the "Company"), and (the "Optionee").

      1. GRANT OF OPTION.

            (a) Option. Pursuant to the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan (the "Plan") and on the terms and conditions stated below, the Company hereby grants to the Optionee the option (the "Option") to purchase from the Company any or all of the number of shares of Common Stock of the Company (the "Shares") set forth on Schedule I attached hereto and constituting a part of the Option Agreement at the price and on the terms set forth therein. The number of Shares subject to the Option are subject to adjustment in accordance with Section 4 of the Plan.

            (b) Plan. The Option is subject to and may be exercised only in accordance with the Plan, a copy of which the Optionee acknowledges having received and read. The Optionee agrees to be bound by all of the terms and conditions of the Plan, which are incorporated into this Agreement by this reference. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

            (c) Tax Treatment. The Optionee should consult his or her tax advisor with respect to the tax consequences upon exercise of the Option or sale of the Shares acquired pursuant to this Option.

            (d) Method of Payment. The form and method of payment of the aggregate Exercise Price shall be as designated below:

                   x    cash or check
                   x    cashless exercise

      2. EXERCISE OF OPTION.

            (a) Vesting. This Option is exercisable during its term in accordance with the schedule set forth in Schedule I attached hereto and the applicable provisions of the Plan and this Option Agreement.

            (b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be


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signed by the Optionee and shall be delivered to the Secretary of the Company.
The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

            No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange upon which the Shares are then listed. An Option may not be exercised for a fraction of a Share.

      3. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

      4. TERM OF OPTION. This Option may be exercised not later than , and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement. In the event of the Optionee's death, Disability or other termination of Optionee's Continuous Status as a Participant, unless otherwise provided herein or in the Plan, only those options that are exercisable pursuant to Schedule I hereto shall be exercisable.

      5. TAX CONSEQUENCES. Some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

            Exercising the Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. The Company will be required to withhold from the Optionee's compensation or collect from the Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

      6. MISCELLANEOUS PROVISIONS.

            (a) Rights as a Shareholder. Neither the Optionee nor the Optionee's representative shall have any rights as a shareholder of the Company with respect to any Shares subject to the Option until such Shares have been issued in the name of the Optionee or the Optionee's representative.

            (b) No Employment Rights. Neither the Plan nor this Option Agreement shall confer upon any Optionee any right to continue in the employ of the Company or any affiliate or constitute a contract or agreement of employment or interfere in any way with any right that the


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Company or an affiliate may have to reduce such Optionee's compensation or to terminate such Optionee's employment at any time with or without cause; however, nothing contained in the Plan or in this Agreement shall affect any contractual rights of an Employee pursuant to a written employment agreement.

            (c) Confidentiality. Optionee acknowledges that Optionee may be given access to certain confidential or secret information and material relating to or owned by the Company, including but not limited to the Company's proposed acquisitions, proposed FCC filings, financial information, customer lists, files and other information regarding individual customers, the Company's business or the Company's organization and operations, solely in order that Optionee may best perform Optionee's duties. Such information and material shall be the sole and exclusive property of the Company, and Optionee agrees that during the term of this Agreement and at all times thereafter Optionee will not disclose such confidential or secret information or material to any governmental agency, person, entity, firm or corporation without the explicit prior written consent of Company. Optionee agrees to return to Company promptly upon termination of the Agreement unless waived in writing by the Company all correspondence, letters, documents or other tangible things or copies thereof (whether stored in hard copy, in electromagnetic media, or in any other form) which mention or contain said confidential or secret information or material.

            All information and materials or product provided, generated or produced by Optionee under Optionee's employment to the Company shall be and remain the sole and exclusive property of Company and shall be held by Optionee as a trustee for the benefit of the Company.

            (d) Covenant Not to Compete. Optionee agrees that, during the term of Optionee's employment and for a period of one year immediately following the termination of such employment for any reason whatsoever (the "Restricted Period"), Optionee will not, either directly or indirectly, with or without compensation, individually or as an employee, broker, agent, consultant, contractor, advisor, solicitor, greater than 5% stockholder, trust beneficiary, proprietor, partner, or person interested in, affiliated with or rendering services to any other entity, engage in, provide or offer to provide, or assist anyone in providing, services to or for a business that is substantially the same as or similar to the Company's business or that competes with the Company's business, directly or indirectly, within the applicable commercial mobile radio services market or markets serviced by the Company and in which Optionee performs or performed services for the Company. Optionee shall not at any time during the Restricted Period directly or indirectly compete with the Company, its affiliates or its dealers, within such market or markets.

            (e) Notice. Any notice required by the terms of this Agreement or the Plan shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail with postage and fees prepaid and addressed to the party entitled to such notice at the address shown below such party's signature on this Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other party to this Agreement.


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            (f) Compliance with Applicable Laws. Shares will not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

            As a condition to the grant or exercise of an Option, or to the issuance of any Shares under any Option, the Company may require the Optionee to provide such representations, covenants, warranties and agreements which, in the opinion of counsel for the Company, are required to comply with applicable law or satisfy the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

            By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and this Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Option Agreement.


OPTIONEE:                               WESTERN WIRELESS CORPORATION


------------------------------------    By:
                                            -----------------------------------
------------------------------------    Title:  3650 131st Avenue SE, Ste. 200
                                                Bellevue, Washington  98006
------------------------------------
(address)

Social Security No.
                    ----------------


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                                CONSENT OF SPOUSE

      The undersigned spouse of Optionee has read and hereby approves the terms and conditions of the Plan and this Option Agreement. In consideration of the Company's granting his or her spouse the right to purchase Shares as set forth in the Plan and this Option Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Option Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned's spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or this Option Agreement.

Date:
      ---------------------
                                         -----------------------------------
                                           Spouse of Optionee


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                                   SCHEDULE I

Optionee's Name:

Date of Grant of Option:

Vesting Schedule:                   The Option vests in four (4) equal annual
                                    increments commencing , with the first
                                    vesting date being . Vesting shall also be subject to written agreement, if any, between the Company and Optionee expressly relating to acceleration of vesting of Options.

Exercise Price per Share:                 $

Total Number of Shares
that may be purchased
pursuant to the Option:

Option Term/Expiration Date:

Exercise Period After Termination
of Employment:

                                    Optionee shall have until six (6) months and one (1) day following the date of termination of the Optionee's Continuous Status as a Participant to exercise the Option unless such termination is the result of death or total and permanent Disability, in which event Optionee shall have the time specified in the Plan to exercise the Option following termination of Continuous Status as a Participant.

Type of Option:                     Nonstatutory Stock Option


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Change of Control/Conditional Exercise/
Assumability of Options:

In the event of Termination of Optionee's employment with the Company following the occurrence of any Change of Control by the Company, Optionee's Option shall become fully vested and exercisable immediately prior to the consummation of the event constituting the Change of Control, with respect to the full number of shares underlying the Option (the "Optioned Stock"), purchasable under such Options.

Change of Control means the occurrence of any of the following events (each, a "Change of Control"):

(i) the acquisition, directly or indirectly, by any person, including a group as defined in Section 13(d)(3) of the Exchange Act (other than the Company, a Subsidiary of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, whether as a result of a tender offer or exchange offer, open-market purchases, privately negotiated purchases or other (exclusive of the acquisition of securities of the Company by John W. Stanton, Theresa E. Gillespie, or any of their respective affiliates), unless, following such acquisition, the Company maintains Operating Control or Incumbent Directors continue to occupy either a majority of the seats (other than vacant seats) on the Company's Board of Directors, or the same number of seats on the Company's Board of Directors occupied by the Incumbent Directors immediately prior to the acquisition;

(ii) the consummation, after the approval by the Board, and, if applicable, the shareholders of the Company of a merger or consolidation of the Company with or into another corporation (other than with an affiliate(s) of the Company in which the Company or its affiliate is the surviving entity) or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property (other than in connection with the merger or consolidation with an affiliate set forth in the preceding parenthetical), unless, following such merger or consolidation, the Company maintains Operating Control or Incumbent Directors continue to occupy a majority of the seats (other than vacant seats) on the surviving entity's Board of Directors;

(iii) the consummation, after the approval by the Board, and, if applicable, the shareholders of the Company, of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company's assets; or

(iv) the consummation, after the approval by the Board, and, if applicable, the shareholders of the Company, of the liquidation or dissolution of the Company.

In the event of the proposed dissolution or liquidation of the Company, upon notice to Optionee, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such circumstances, declare that any Option shall terminate as of a date fixed by the Committee and give each Optionee the right to exercise an Option as to all or any part of the


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Optioned Stock, including Shares as to which the Option would not otherwise be exercisable if such Change of Control were not to occur.

In the event of a proposed sale, lease, exchange or other transfer of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation (other than with an affiliate(s) of the Company in which the Company is the surviving entity) or pursuant to which shares of Common Stock would be converted into cash, securities or other property or the tender offer or takeover bid for the Shares, (each, together with a Change of Control, a "Triggering Event"), other than a tender offer by the Company, the Option shall be assumed or an equivalent option shall be substituted on the same economic terms and conditions by such successor corporation. If such successor corporation does not agree to assume the Option or to substitute an equivalent option on the same economic terms and conditions, Optionee's Option shall become fully vested and exercisable immediately prior to the consummation of such Triggering Event, and the Committee shall, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option as to all or any portion, in the Optionee's discretion, of the Optioned Stock, including shares as to which the Option would not otherwise be exercisable if such Triggering Event were not to occur.

If the Committee makes an Option fully exercisable in lieu of assumption or substitution, the Committee shall notify the Optionee that the Option shall be fully exercisable until two (2) days prior to the proposed effective date of the Triggering Event (as such effective date may be delayed from time to time), subject to the following provisions of this Section. Options, if any, that would vest immediately prior to the consummation of the Triggering Event shall be deemed to be vested for purposes of this exercise. The exercise of an Option by Optionee under such circumstances shall be deemed to be a conditional exercise subject to the consummation of the respective Triggering Event. If the respective Triggering Event is not consummated, then such conditional exercise shall be deemed rescinded.

As used in this Section, and unless the context requires a different meaning, the following terms have the meanings indicated:

"Cause" means (i) Optionee's gross neglect or willful material breach of Optionee's principal employment responsibilities or duties, (ii) a final judicial adjudication that Optionee is guilty of a felony, (iii) fraudulent conduct as determined by a court of competent jurisdiction in the course of Optionee's employment with the Company or any of its subsidiaries, (iv) the unreasonable refusal by Optionee to perform the responsibilities or duties of Optionee's position in any material respect, or (v) the material breach by Optionee of any other provision of this Option Agreement which continues uncured for a period of thirty (30) days after notice thereof by the Company.

"Good Reason" means, without the Optionee's express written consent:

(a) (i) The assignment to Optionee of duties, or limitation of Optionee's responsibilities, inconsistent with Optionee's title, position, duties, responsibilities and status with the Company immediately prior to the Change of Control, or (ii) removal of Optionee from, or failure to re-elect Optionee to any of Optionee's positions with the Company or any subsidiary of the Company that employs Optionee immediately prior to the Change of Control, except in


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connection with the involuntary termination of Optionee's employment by the
Company for Cause or as a result of Optionee's death or Disability.

(b) failure of the Company to pay, or reduction by the Company of, Optionee's annual base salary, as reflected in the Company's payroll records for Optionee's last pay period immediately prior to the Change of Control;

(c) failure by the Company to pay, or reduction by the Company of, Optionee's bonus;

(d) the relocation of the principal place of Optionee's employment to a location that is more than 50 miles further from Optionee's principal residence than such principal place of employment immediately prior to the Change of Control; or

(e) the breach of any material provision of this Option Agreement by the Company which continues uncured for a period of thirty (30) days after notice thereof by the Optionee.

"Incumbent Director" means a member of the Board who has been (a) a member of the Board immediately prior to the Change of Control, (b) appointed or otherwise nominated by a majority of the directors of the Company in office immediately prior to the Change of Control, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board.

"Operating Control" means the chairman and chief executive officer of the Company immediately prior to the Change of Control remains as chairman and chief executive officer of the surviving entity after the Change of Control and maintains the same duties and responsibilities after the Change of Control.

"Termination" means, during the one (1) year period following the occurrence of any Change of Control by the Company, (a) the involuntary termination of the employment of Optionee for any reason other than death, Disability or for Cause or (b) the termination of employment by Optionee for Good Reason.


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                                    EXHIBIT A

                          WESTERN WIRELESS CORPORATION

                      2005 LONG-TERM EQUITY INCENTIVE PLAN

                                 EXERCISE NOTICE

Western Wireless Corporation
3650 131st Avenue SE, Ste. 200
Bellevue, Washington 98006

Attention:  Secretary

      1. Exercise of Option. Effective as of today, _______________________, the undersigned ("Optionee") hereby elects to purchase ___________ shares (the "Shares") of the Class A Common Stock of Western Wireless Corporation (the "Company") under and pursuant to the 2005 Long-Term Equity Incentive Plan (the "Plan") and the Stock Option Agreement dated (the "Option Agreement"). The purchase price for the Shares shall be $ , as required by the Option Agreement.

      2. Delivery of Payment. Optionee herewith delivers to the Company the full purchase price for the Shares.

      3. Representations of Optionee. Optionee acknowledges that Optionee has received and read and understands the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

      4. Rights as Shareholder. Subject to the terms and conditions of this Agreement, Optionee shall have all of the rights of a shareholder of the Company with respect to the Shares from and after the date that a stock certificate evidencing the Shares is issued by the Company (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) until such time as Optionee disposes of the Shares.

      5. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

      6. Compliance with the Law. Optionee understands that no Option may be exercised, and the Company will not be obligated to issue any shares unless, in the opinion of counsel for the Company, such exercise and issuance is in compliance with all applicable federal and state laws and satisfies the requirements of any stock exchange or quotation system upon which the shares may be listed or quoted. As a condition to the issuance of Shares, the Committee may require the Optionee to agree to comply with such provisions of federal and state laws, or such requirements of any stock exchange or quotation system, as may be applicable to


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the issuance and sale of the Shares to the Optionee, and the Optionee agrees to deliver such written agreements, representations, warranties and covenants as, in the opinion of counsel to the Company, are required for such compliance.

      7. Withholding. Optionee acknowledges that the Company's obligation to deliver stock certificates upon the exercise of this Option is subject to Optionee's satisfaction of all applicable federal, state and local income and employment tax withholding requirements. Optionee represents that such requirements have been satisfied.

      8. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and such agreement is governed by Washington law.

Submitted by:                            Accepted by:

OPTIONEE:                                WESTERN WIRELESS CORPORATION


-------------------------------          By:
                                            -----------------------------------
Address:
                                         Title:
-------------------------------                --------------------------------

-------------------------------          Address:

                                         3650 131st Avenue SE, Ste. 200
                                         Bellevue, Washington  98006


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